ARTICLES OF INCORPORATION

OF

HUDSON'S GRILL INTERNATIONAL, INC.

The undersigned natural persons of the age of eighteen years or more, acting as the incorporators of a corporation under the Texas Business Corporation Act, hereby adopt the following Articles of Incorporation for the corporation.

1. Name: The name of the corporation is: Hudson's Grill International, Inc.

2. Duration: The period of its duration is perpetual.

3. Purpose: The purpose for which the corporation is organized is for the transaction of any or all lawful business.

4. Shares:

Classes of Shares

4.01. The corporation may issue two classes of shares, designated "Class A" and "Class B". The corporation may issue a total of 115,000,000 shares. The authorized number of Class A shares is 100,000,000, and the shares are without par value. The authorized number of Class B shares is 15,000,000, and the shares are without par value. Class B shares must be issued as fully paid, nonassessable shares.

4.02. The Class B shares authorized by these articles will be issued from time to time in series. The first series will be designated Series A, and successive series will be designated in alphabetical order. The shares of all series of Class B shares are subject to the provisions of this article, and the board of directors will fix provisions with respect to the shares of all series of Class B shares as provided in Paragraph 4.03.

Authority of Board of Directors to Fix Terms of Series

4.03. All Class B shares have equal rank and are identical, except for shares of any series that the Board of Directors may fix as provided in this paragraph. Each share of each series is identical to the other shares of that series, except for the date from which dividends on the shares are cumulative. The Board may, to the full legal extent, fix all provisions of the shares of each series not otherwise set forth in these articles. These designations must conform to the provisions of these articles applicable to all series of Class B shares. The designations that the Board may make include, but are not limited to, the following matters:

(a) Designating Series: Number of Shares. The distinctive designation of all series and the number of shares to constitute each series. The number of shares in these series may be increased (unless the Board provides otherwise in its resolution creating the series) or decreased (but not below the number of shares of the series then outstanding) from time to time by the Board's resolution.

(b) Dividend Rates and Rights. The annual rate of dividends payable on the shares of all series, the date from which dividends will be cumulative on all shares of any series issued before the record date for the first dividend on shares of the series, and the dividend rights applicable to the shares of all series.

(c) Redemption Price. The redemption price or prices, if any, for the shares of each, any, or all series.

(d) Sinking Fund. The corporation's obligation, if any, to maintain a sinking fund for periodically redeeming shares of any series and to apply the sinking fund to redeeming the shares.

(e) Voluntary Liquidation Preferences. The amount payable on shares of each series in case of any voluntary liquidation, dissolution, or winding up of the corporation's affairs.

(f) Conversion Rights. The rights, if any, of the shareholders of each series to convert the shares into Class A shares and the terms of conversion.

(g) Exchange Rights. The rights, if any, of the shareholders of each series to exchange the shares for corporate property or indebtedness, and the terms and conditions of exchange, subject to Article 2.38 of the Business Corporation Act.

(h) Voting Rights. Any voting rights in matters other than those for which voting rights are specifically provided in these articles; qualifications or limitations on voting rights; relative, participating, optional, or other special rights; and any other preferences.

  Securitization. The degree, if any, to which the shares in a series may be secured by assets of the corporation; which assets, if any, secure the shares in a series; and upon a foreclosure, the degree to which shareholders of a series shall have recourse against the corporation, and the degree to and manner in which the corporation may cancel shares in a series.

The aggregate number of shares which the corporation has authority to issue is 100,000,000 shares of Class A stock of no par value each, and 15,000,000 shares of Class B stock of no par value each.

5. Commencement of Business: The corporation will not commence business until it has received for the issuance of the shares consideration of the value of $1,000, consisting of money, labor done, or property actually received.

6. Registered Office and Agent: The address of the initial registered office of the corporation is:

5956 Sherry Lane, Suite 1204

Dallas, Texas 75225

and the name of its initial registered agent at that address is:

Robert W. Fischer

7. Initial Directors: The initial director(s) constituting the initial Board of Directors is(are):

Robert W. Fischer

5956 Sherry Lane, Suite 1204

Dallas, Texas 75225

who will serve as Director(s) until the first Annual Meeting of the shareholders or his successors are elected and qualified.

8. Incorporator: The name and address of the Incorporator is:

Robert W. Fischer

5956 Sherry Lane, Suite 1204

Dallas, Texas 75225

9. Pre-emptive Rights: Shareholders shall not have pre-emptive rights.

10. Bylaws: The initial Bylaws shall be adopted by the Board of Directors. The power to alter, amend or appeal the Bylaws or adopt new Bylaws is vested in the Board of Directors, subject to repeal or change by action of the shareholders.

11. Number of Votes: Each share has one vote on each matter on which the share is entitled to vote.

12. Majority Votes: A majority vote of the shares present at any meeting begun with a quorum present is sufficient for any action which requires the vote or concurrence of shareholders.

13. Shareholder Quorum: A quorum at meetings of shareholders shall consist of holders of one-half (1/2) of the shares issued and outstanding, and entitled to vote thereat, whether present in person or represented by proxy.

14. Cumulative Voting: Directors shall be elected by majority vote. Cumulative voting shall not be permitted.

15. Written Consents: Written consents in lieu of meetings of shareholders and of directors are permitted provided at least: (A) with regard to directors' meetings, such written consent is signed by a majority of the directors, and (B) with regard to shareholders meetings, such written consent is signed by shareholders owning in the aggregate a majority of the shares of the corporation. The written consents may be in multiple counterparts and shall be valid if, when the multiple counterparts are aggregated, sufficient directors and/or shares are represented and signed as consenting. This provision shall apply to different classes of shares, if any, on a class by class basis and to executive committees of the board of directors. Persons holding a proxy from a shareholder shall be permitted to sign written consents for the shareholder if the proxy so permits or if the proxy would permit the person to vote for such shareholder at the meeting of which the written consent is in lieu.

16. Interested Directors, Officers and Security Holders:

(A) Validity. If paragraph (B) is satisfied, no contract or other transaction between the corporation and any of its directors, officers or security holders, or any corporation or firm in which any of them are directly or indirectly interested, shall be invalid solely because of this relationship or because of the presence of the director, officer or security holder at the meeting authorizing the contract or transaction, or his participation or vote in the meeting or authorization.

(B) Disclosure, Approval; Fairness. Paragraph (A) shall apply only if:

(1) the material facts of the relationship or interest of each such director, officer or security holder are known or disclosed:

(a) to the board of directors and it nevertheless authorizes or ratifies the contract or transaction by a majority of the directors present, each such interested director to be counted in determining whether a quorum is present but not in calculating the majority necessary to carry the vote; or

(b) to the shareholders and they nevertheless authorize or ratify the contract or transaction by a majority of the shares present, each such interested person to be counted for quorum and voting purposes; or

(2) the contract or transaction is fair to the corporation as of the time it is authorized or ratified by the board of directors or the shareholders.

(C) Non-Exclusive. This provision shall not be construed to invalidate a contract or transaction which would be valid in the absence of this provision.

17. Indemnification; Insurance:

(A) Persons. The corporation shall indemnify, to the extent provided in paragraphs (B), (D) or (F):

(1) any person who is or was a director, officer, agent or employee of the corporation, and

(2) any person who serves or served at the corporation's request as a director, officer, agent, employee, partner or trustee of another corporation or of a partnership, joint venture, trust or other enterprise.

(B) Extent-Derivative Suits. In case of a suit by or in the right of the corporation against a person named in paragraph (A) by reason of his holding a position named in paragraph (A), the corporation shall indemnify him if he satisfies the standard in paragraph (C), for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by him in connection with the defense or settlement of the suit.

(C) Standard-Derivative Suits. In case of a suit by or in the right of the corporation, a person named in paragraph (A) shall be indemnified only if:

(1) he is successful on the merits or otherwise, or

(2) he acted in good faith in the transaction which is the subject of the suit, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. However, he shall not be indemnified in respect of any claim, issue or matters as to which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, he is fairly and reasonably entitled to indemnify for such expenses as the court shall deem proper.

(D) Extent-Nonderivative Suits. In case of a suit, action or proceeding, (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph (A) by reason of his holding a position named in paragraph (A), the corporation shall indemnify him if he satisfies the standard in paragraph (E), for amounts actually and reasonably incurred by him in connection with the defense or settlement of the nonderivative suit as

(1) expenses (including attorneys' fees),

(2) amounts paid in settlement,

(3) judgments, and

(4) fines.

(E) Standard-Nonderivative Suits. In case of a nonderivative suit, a person named in paragraph (A) shall be indemnified only if:

(1) he is successful on the merits or otherwise, or

(2) he acted in good faith in the transaction which is the subject of the nonderivative suit, and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reason to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person failed to satisfy the standard of this paragraph (E)(2).

(F) Determination That Standard Has Been Met. A determination that the standard of paragraph (C) or (E) has been satisfied may be made by a court. Or, except as stated in paragraph (C)(2)(2d sentence), the determination may be made by:

(1) a majority of the directors of the corporation (whether or not a quorum) who were not parties to the action, suit or proceeding, or

(2) independent legal counsel (appointed by a majority of the directors of the corporation, whether or not a quorum, or elected by the shareholders of the corporation) in a written opinion, or

(3) the shareholders of the corporation.

(G) Proration. Anyone making a determination under paragraph (F) may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

(H) Advance Payment. The corporation may pay in advance any expenses (including attorneys' fees) which may become subject to indemnification under paragraphs (A)-(G) if:

(1) the board of directors authorizes the specific payment, and

(2) the person receiving the payment undertakes in writing to repay unless it is ultimately determined that he is entitled to indemnification by the corporation under paragraphs (A)-(G).

(I) Nonexclusive. The indemnification provided by paragraphs (A)-(G) shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

(J) Continuation. The indemnification and advance payment provided by paragraphs (A)-(H) shall continue as to a person who has ceased to hold a position named in paragraph (A) and shall inure to his heirs, executors and administrators.

(K) Insurance. The corporation may purchase and maintain insurance on behalf of any person who holds or who has held any position named in paragraph (A), against any liability incurred by him in any such position, or arising out of his status as such, whether or not the corporation would have power to indemnify him against such liability under paragraphs (A)-(H).

(L) Reports. Indemnification payments, advance payments, and insurance purchases and payments made under paragraphs (A)-(K) shall be reported in writing to the shareholders of the corporation with the next notice of annual meeting, or within six months, whichever is sooner.

IN WITNESS WHEREOF I have hereunto set my hand this 23rd day of October 1997.

Robert W. Fischer

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